     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 23, 2001

                                                  REGISTRATION NO. 33-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              --------------------

                                   KFORCE INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            FLORIDA                                     59-3264661
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

  120 WEST HYDE PARK PLACE, SUITE 150
             TAMPA, FLORIDA                                 33606
(Address of principal executive offices)                  (Zip code)

                              --------------------

                  KFORCE INC. 1999 EMPLOYEE STOCK PURCHASE PLAN
                            (Full title of the plan)

                              --------------------

                               WILLIAM L. SANDERS
                             CHIEF FINANCIAL OFFICER
                                   KFORCE INC.
                       120 WEST HYDE PARK PLACE, SUITE 150
                              TAMPA, FLORIDA 33606
                     (Name and address of agent for service)
                                 (813) 251-1700
          (Telephone number, including area code, of agent for service)

                        Copies of all communications to:
                             ROBERT J. GRAMMIG, ESQ.
                              HOLLAND & KNIGHT LLP
                             400 NORTH ASHLEY DRIVE
                                   SUITE 2300
                              TAMPA, FLORIDA 33602
                                 (813) 227-8500

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
                                                            PROPOSED         PROPOSED
                TITLE OF                     AMOUNT         MAXIMUM           MAXIMUM        AMOUNT OF
               SECURITIES                    TO BE       OFFERING PRICE      AGGREGATE     REGISTRATION
            TO BE REGISTERED              REGISTERED(1)    PER UNIT(2)   OFFERING PRICE(2)     FEE
--------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share     3,000,000         $5.22         $15,660,000       $3,915
reserved under Kforce Inc. 1999
Employee Stock Purchase Plan
--------------------------------------------------------------------------------------------------------

 (1)The provisions of Rule 416 under the Securities Act of 1933 shall apply to this Registration Statement and this Registration Statement shall also cover any additional shares that may hereafter become purchasable as a result of the adjustment provisions in the Kforce, Inc. 1999 Employee Stock Purchase Plan (the "Plan") or the agreements pursuant to which such shares are issued.

(2) Estimated solely for the purpose of calculating the registration fee. The fee for the 3,000,000 shares registered hereby is calculated upon the basis of the average between the high and low sales price for shares of common stock of the registrant as reported on The Nasdaq Stock Market's National Market on August 22, 2001.

================================================================================

                                EXPLANATORY NOTES

         Kforce Inc. (the "Company") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register shares of common stock, $.01 par value per share of the Company, issuable pursuant to the Plan.

         This Form S-8 includes a reoffer prospectus prepared in accordance with
Part I of Form S-3 under the Securities Act. The reoffer prospectus may be used for reofferings and resales of unregistered shares of common stock previously acquired by selling shareholders pursuant to the Plan and reofferings and resales of up to 3,000,000 shares of common stock acquired pursuant to the Plan by selling shareholders who may be deemed an "affiliate" (as such term is defined in Rule 405 under the Securities Act) of the Company.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The Company will provide documents containing the information specified in Part I of Form S-8 to employees as specified by Rule 428(b)(1) under the Securities Act. Pursuant to the instructions to Form S-8, the Company is not required to file these documents either as part of this Registration Statement or as prospectuses or prospectus supplements to Rule 424 under the Securities Act.

                                   PROSPECTUS

                             UP TO 3,000,000 SHARES
                                   KFORCE INC.
                                  COMMON STOCK

         This prospectus relates to the reoffer and resale by certain selling shareholders of shares of our common stock that may be issued by us to those selling shareholders under our 1999 Employee Stock Purchase Plan. This prospectus also relates to the reoffer and resale of shares of our common stock previously issued under our 1999 Employee Stock Purchase Plan to certain selling shareholders pursuant to an exemption from registration under the Securities Act of 1933, as amended.

         Our common stock is traded on The Nasdaq Stock Market under the symbol KFRC. On August 22, 2001, the closing price for the common stock, as reported by The Nasdaq Stock Market was $5.10.

--------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

--------------------------------------------------------------------------------

             NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY
           STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OR
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is August 23, 2001.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.......................................................   1
RISK FACTORS.............................................................   2
FORWARD LOOKING STATEMENTS...............................................   5
SELLING SHAREHOLDERS.....................................................   6
PLAN OF DISTRIBUTION.....................................................   9
LEGAL MATTERS............................................................  10
EXPERTS..................................................................  10
WHERE YOU CAN FIND ADDITIONAL INFORMATION ...............................  10
INCORPORATION OF DOCUMENTS BY REFERENCE..................................  11

In this prospectus, "Kforce," "we," "us," and "our" refers to Kforce Inc., its wholly owned subsidiaries, and all predecessor entities collectively, unless the context requires otherwise.

                                     SUMMARY

ABOUT KFORCE

         We are one of the nationally recognized leaders in providing professional specialty services. Headquartered in Tampa, Florida, Kforce was formed in August 1994 as a result of the combination of Romac & Associates, Inc. and three of its largest franchises. Following an initial public offering in 1995, we grew to 31 offices in 18 major markets. On April 20, 1998, we consummated a merger whereby Source Services Corporation, was merged into us pursuant to an Agreement and Plan of Merger. The acquisition was accounted for using the pooling of interests method of accounting; accordingly, all historical results were restated to reflect the merger. The merger combined the strength of the two organizations that shared common visions, strategies, and business practices. We now operate through more than 97 locations in 45 markets and serve primarily clients from Fortune 1000 companies with the top ten clients representing approximately 8% of revenue in 2000.

         Organized by function, we provide services in the specialty areas of information technology, finance and accounting, and operating specialties. Once we have identified the functional challenges of our clients, we then consult with them to determine their staffing and time duration requirements. We offer staffing services in two categories: flexible staffing services and search services. Flexible staffing services entail placing skilled workers in the client environment on a contractual basis. Our search services include contingency and retained searches. A contingency search results in payment to us only when personnel are actually hired by our client. We provide contingency searches only for skills within our core business. Client searches that are outside our core business area are typically at a management or executive level and require a targeted research and recruiting effort. We typically perform these searches as retained searches where the client pays part of the fee in advance and the remainder upon completion of the search.

         Our growth strategy is to expand our services in our existing markets, increasing the reach of our full range of functional services, while providing our three functional business units with integrated staffing solutions.

         Our principal executive offices are located 120 West Hyde Park Place, Suite 150, Tampa, Florida 33606. Our telephone number is (813) 251-1700.

         This prospectus relates to the reoffer and resale of shares of our common stock previously issued to selling shareholders under our 1999 Employee Stock Purchase Plan (the "Plan"). This prospectus also relates to the reoffer and resale of shares of our common stock that may be issued by us to our affiliates pursuant to the Plan.

                                  RISK FACTORS

THE CURRENT ECONOMIC DOWNTURN AND FUTURE ECONOMIC DOWNTURNS MAY ADVERSELY EFFECT THE DEMAND FOR OUR SERVICES.

         Historically, the general level of economic activity has significantly affected the demand for employment services. As economic activity has slowed, the use of temporary and contract personnel often has been curtailed before permanent employees have been laid off. An economic downturn may adversely affect the demand for temporary and contract personnel, which may have a material adverse effect on our results of operations or financial condition. Additionally, during periods of slowed economic activity, the use of executive search firms tends to decline significantly.

WE MAY NOT BE ABLE TO RECRUIT AND RETAIN QUALIFIED PERSONNEL.

         We depend upon our ability to attract and retain personnel, particularly technical and professional personnel, who possess the skills and experience necessary to meet the staffing requirements of our clients. We must continually evaluate and upgrade our base of available qualified personnel to keep pace with changing client needs and emerging technologies. We expect competition for individuals with proven technical or professional skills in the foreseeable future. If qualified personnel do not continue to be available to us in sufficient numbers and upon economic terms acceptable to us, it could have a detrimental effect on our business.

OUR CURRENT MARKET SHARE MAY DECREASE AS A RESULT OF LIMITED BARRIERS TO ENTRY BY NEW COMPETITORS AND OUR CLIENTS' DISCONTINUATION OF OUTSOURCING THEIR STAFFING NEEDS.

        We face significant competition in the markets we serve and there are limited barriers to entry by new competitors. We compete for potential clients with providers of outsourcing services, systems integrators, computer systems consultants, other providers of staffing services, temporary personnel agencies, and search firms. A number of our competitors possess substantially greater resources than we do. From time to time we have experienced significant pressure from our clients to reduce price levels. During periods of increased economic activity and generally higher levels of employment, the competition among staffing services firms is intense. During these periods, we may face increased competitive pricing pressures and may not be able to recruit the personnel necessary to fill our clients' needs. We also face the risk that certain of our current and prospective clients will decide to provide similar services internally. Additionally, we face significant competition for candidates in many professional and technical specialties.

COMPETITION FOR ACQUISITION OPPORTUNITIES MAY RESTRICT OUR FUTURE GROWTH BY LIMITING OUR ABILITY TO MAKE ACQUISITIONS AT REASONABLE VALUATIONS.

         Our business strategy includes increasing our market share and presence in the staffing industry through strategic acquisitions of companies that complement or enhance our business. We have historically faced competition for acquisitions. In the future, this could limit our ability to grow by acquisitions or could raise the prices of acquisitions and make them less accretive to us. In addition, if we are unable to secure necessary financing to consummate an acquisition, we may be unable to complete desirable acquisitions.

WE DEPEND ON THE PROPER FUNCTIONING OF OUR INFORMATION SYSTEMS.

         We are dependent on the proper functioning of our information systems in operating our business. Our critical information systems used in our daily operations identify and match staffing resources and client assignments and perform billing and accounts receivable functions. Our information systems are protected through physical and software safeguards and we have backup remote processing capabilities. They are still vulnerable, however, to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. If our critical information systems fail or are otherwise unavailable, we would have to accomplish these functions manually, which could temporarily impact our ability to identify business opportunities quickly, to maintain billing and clinical records reliably, and to bill for services efficiently.

OUR SUCCESS DEPENDS UPON RETAINING THE SERVICES OF OUR EXECUTIVE MANAGEMENT
TEAM.

        We are highly dependent on our management. We expect that our continued success will largely depend upon the efforts and abilities of members of our executive management team. The loss of services of any key executive for any reason could have a material adverse effect upon us. Our success also depends upon our ability to identify, develop, and retain qualified operating employees, particularly management, client servicing, and candidate recruiting employees. We expend significant resources in recruiting and training our employees, and the pool of available applicants for these positions is limited. The loss of some of our operating management and client servicing and candidate recruiting employees could have an adverse effect on our operations, including our ability to establish and maintain client, candidate and professional and technical personnel relationships.

WE FACE SIGNIFICANT EMPLOYMENT LIABILITY RISK BECAUSE WE PLACE PEOPLE IN THE WORKPLACES OF OTHER BUSINESSES.

        We employ and place people in the workplaces of other businesses. An inherent risk of such activity includes possible claims of errors and omissions, misuse of client proprietary information, misappropriation of funds, discrimination and harassment, employment of illegal aliens, theft of client property, other criminal activity, or torts and other claims. We have policies and guidelines in place to reduce our exposure to these risks. However, failure of any employee or personnel to follow these policies and guidelines may result in negative publicity, injunctive relief, and the payment by us of monetary damages or fines, or have other material adverse effects upon our business. Moreover, we could be held responsible for the actions at a workplace of persons not under our direct control. To reduce our exposure, we maintain insurance and fidelity bonds covering general liability, workers' compensation claims, errors and omissions, and employee theft. Due to the nature of our assignments, in particular, access to client information systems and confidential information, and the potential liability with respect thereto, we might not be able to obtain insurance coverage in amounts adequate to cover any such liability on acceptable terms.

SIGNIFICANT LEGAL ACTIONS, PARTICULARLY RELATING TO OUR HEALTHCARE STAFFING SERVICES, COULD SUBJECT US TO SUBSTANTIAL UNINSURED LIABILITIES.

         In recent years, healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability or related legal theories. Many of these actions involve large claims and significant defense costs. In addition, we may be subject to claims related to torts or crimes committed by our employees or temporary staffing personnel. In some instances, we are required to indemnify clients against some or all of these risks. A failure of any of our employees or personnel to observe our policies and guidelines intended to reduce these risks, relevant client policies and guidelines or applicable federal, state or local laws, rules and regulations could result in negative publicity, payment of fines or other damages. To protect ourselves from the cost of these claims, we maintain professional malpractice liability insurance and general liability insurance coverage in amounts and with deductibles that we believe are appropriate for our operations. Our insurance coverage, however, may not cover all claims against us or continue to be available to us at a reasonable cost. If we are unable to maintain adequate insurance coverage, we may be exposed to substantial liabilities.

IF WE BECOME SUBJECT TO MATERIAL LIABILITIES UNDER OUR SELF-INSURED PROGRAMS, OUR FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED.

         We provide workers compensation coverage through a program that is partially self-insured. In addition, we provide medical coverage to our employees through a partially self-insured preferred provider organization. If we become subject to substantial uninsured workers compensation or medical coverage liabilities, our financial results may be adversely affected.

CURRENTLY WE ARE UNABLE TO RECRUIT ENOUGH NURSES TO MEET OUR CLIENTS' DEMANDS FOR OUR NURSE STAFFING SERVICES, LIMITING THE POTENTIAL GROWTH OF OUR HEALTHCARE STAFFING BUSINESS.

         We rely on our ability to attract, develop, and retain nurses and other healthcare personnel who possess the skills, experience and, as required, licensure necessary to meet the specified requirements of our healthcare staffing clients. We compete for healthcare staffing personnel with other temporary healthcare staffing companies, as well as actual and potential clients, some of which seek to fill positions with either regular or temporary employees. Currently, there is a shortage of qualified nurses in most areas of the United States and competition for nursing personnel is increasing. At this time we do not have enough nurses to meet our clients' demands for our nurse staffing services. This shortage of nurses limits our ability to grow our healthcare staffing business. Furthermore, we believe that the aging of the existing nurse population and declining enrollments in nursing schools will result in further competition for qualified nursing personnel.

IF REGULATIONS THAT APPLY TO OUR HEALTHCARE STAFFING BUSINESS CHANGE, WE MAY FACE INCREASED COSTS THAT REDUCE OUR REVENUE AND PROFITABILITY.

         The temporary healthcare staffing industry is regulated in many states. In some states, firms such as ours must be registered to establish and advertise as a nurse staffing agency or must qualify for an exemption from registration in those states. If we were to lose any required state licenses, we could be required to cease operating in those states. The introduction of new regulatory provisions could substantially raise the costs associated with hiring temporary employees. For example, some states could impose sales taxes or increase sales tax rates on temporary healthcare staffing services. We may not be able to pass these increases costs on to our clients without a decrease in their demand for temporary employees. In addition, if government regulations were implemented that limited the amounts we could charge for our services, our profitability could be adversely affected.

OUR STOCK PRICE MAY BE VOLATILE.

         Our common stock is traded on The Nasdaq Stock Market. The market price of our stock has fluctuated substantially in the past and could fluctuate substantially in the future, based on a variety of factors, including our operating results, changes in general conditions in the economy, the financial markets, the employment services industry, or other developments affecting us, our clients, or our competitors, some of which may be unrelated to our performance. Those fluctuations and demand for our services may adversely affect the price of our stock.

         In addition, the stock market in general, and especially the Nasdaq National Market along with market prices for staffing companies, have experienced volatility that has often been unrelated to the operating performance of these companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating results.

         Among other things, volatility in our stock price could mean that investors will not be able to sell their shares at or above the prices which they pay. The volatility also could impair our ability in the future to offer common stock as a source of additional capital or as consideration in the acquisition of other businesses.

SIGNIFICANT INCREASES IN PAYROLL RELATED COSTS COULD ADVERSELY AFFECT OUR BUSINESS.

        We are required to pay a number of federal, state, and local payroll and related costs, including unemployment taxes, workers' compensation and insurance, FICA, and Medicare, among others, for our employees and personnel. Significant increases in the effective rates of any payroll-related costs likely would have a material adverse effect upon us. Our costs could also increase as a result of health care reforms or the possible imposition of additional requirements and restrictions related to the placement of personnel. Recent federal and state legislative proposals have included provisions extending health insurance benefits to personnel who currently do not receive such benefits. We may not be able to increase the fees charged to our clients in a timely manner and in a sufficient amount to cover increased costs, if any such proposals are adopted.

PROVISIONS IN OUR ARTICLES, BYLAWS, AND UNDER FLORIDA LAW MAY HAVE CERTAIN ANTI-TAKEOVER EFFECTS.

        Our articles of incorporation and bylaws and Florida law contain provisions that may have the effect of inhibiting a non-negotiated merger or other business combination. In particular, our articles of incorporation provide for a staggered board of directors and permit the removal of directors only for cause. Additionally, management may issue up to 15,000,000 shares of preferred stock, and fix the rights and preferences thereof, without a further vote of the shareholders. In addition, our officers have employment agreements containing certain provisions that call for substantial payments to be made to such officers upon any change in control of us. Certain of these provisions may discourage a future acquisition of us, including an acquisition in which shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. Moreover, the existence of these provisions may have a depressive effect on the market price of our common stock.

                           FORWARD-LOOKING STATEMENTS

         We make "forward-looking statements" within the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995 throughout this prospectus and in the documents we incorporate by reference into this prospectus. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "plan," and "continue" or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, our actual results may differ materially from what we currently expect. Important factors that could cause our actual results to differ materially from the forward-looking statements in this prospectus or in the documents that we incorporate by reference into this prospectus include:

         - material adverse changes in economic conditions in the markets we serve;

         -        competition from others in the staffing services industry;

         -        our ability to recruit and retain qualified personnel; and

         - other risks and uncertainties as may be detailed from time to time in our public announcements and Securities and Exchange Commission ("SEC") filings.

You should read this prospectus and the documents that we incorporate by reference into this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

                              SELLING SHAREHOLDERS

         This prospectus relates to the reoffer and resale of shares of our common stock issued or that may be issued under the Plan to selling shareholders who may be deemed "affiliates" of Kforce (as that term is defined in Rule 405 of the Securities Act of 1933, as amended (the "Securities Act")). This prospectus also relates to the reoffer and resale of shares of our common stock held by certain unnamed non-affiliates, each of whom may sell up to 1,000 shares of such common stock, previously issued to such non-affiliates under the Plan. We will provide additional information regarding the identity of selling shareholders, number of shares to be offered for resale, and certain other information relating to such selling shareholders in a supplement to this prospectus if we are required by law to do so.

         The following table sets forth (i) the number of shares of common stock owned by each selling shareholder at July 15, 2001, (ii) the number of share of common stock to be offered for resale by each selling shareholder and (iii) the number and percentage of shares of common stock that each selling shareholder will beneficially own after completion of the offering. Because the selling shareholders may offer all, some, or none of their shares of common stock, no definite estimate as to the number of shares of common stock or the percentage thereof that will be held by selling shareholders after such offering can be provided. The following table was prepared based on the assumption that all shares of common stock offered under this prospectus will be sold. All selling shareholders who do not have a title set forth below their name are employees of Kforce, but do not hold an officer position.

                                                                                        Number of Shares of
                                                        Shares of        Number of      Common Stock/
                                                        Common Stock     Shares to Be   Percentage of Class
                                                        Beneficially     Offered for    to be Owned After the
Name                                                    Owned (1)(2)     Resale         Completion of Offering
----                                                    ------------     ------         ----------------------
David L. Dunkel.....................................       3,560,056             +             9.37%
Chairman, Chief Executive Officer, and Director

Richard Cocchiaro...................................       1,785,427         6,741              4.7%
Director

Joseph J. Liberatore................................         139,306             +                 *
Senior Vice President and Chief Sales Officer

Ken W. Pierce.......................................          15,505        11,505                 *
Vice President and Chief Marketing Officer

William L. Sanders..................................         225,085        12,785                 *
Senior Vice President and Chief Financial Officer

Lawrence J. Stanczak................................         125,019             +                 *
Senior Vice President and Chief Operations Officer

Howard W. Sutter....................................       1,675,569             +             4.41%
Vice President and Director

Fred Williams.......................................           9,793         4,779                 *
Vice President and Chief Information Officer

Eileen Kelly........................................          23,391         3,333                 *
Vice President, Treasurer

David M. Kelly......................................           2,175             +                 *
Vice President, Chief Accounting Officer

                                                                                        Number of Shares of
                                                        Shares of        Number of      Common Stock/
                                                        Common Stock     Shares to Be   Percentage of Class
                                                        Beneficially     Offered for    to be Owned After the
Name                                                    Owned (1)(2)     Resale         Completion of Offering
----                                                    ------------     ------         ----------------------
Paul Fleet.........................................            1,000        1,000                *
Kieran Collins.....................................            1,003        1,003                *
Joseph Kruszewski..................................            1,021        1,021                *
George Kraft.......................................            1,049        1,049                *
Christina Pifer....................................            1,058        1,058                *
Marie McGowen......................................            1,071        1,071                *
Eric Brooks........................................            1,072        1,072                *
Randall Henderson..................................            1,083        1,083                *
Ram Ramakrishnan...................................            1,136        1,136                *
Thomas Combs.......................................            1,136        1,136                *
Michael Trewhella..................................            1,140        1,140                *
Jeremy Berg........................................            1,143        1,143                *
Michael Runyan.....................................            1,145        1,145                *
Sandra Spinelli....................................            1,217        1,217                *
Charles DeBordes...................................            1,240        1,240                *
Linda Uzzel........................................            1,252        1,252                *
Laura Vanderburgh..................................            1,259        1,259                *
Patricia Fitzgerald................................            1,316        1,316                *
Michael Sochacki...................................            1,328        1,328                *
Clark Gruber.......................................            1,353        1,353                *
Robert Pfeifer.....................................            1,373        1,373                *
Everett Lee........................................            1,400        1,400                *
Christina Hollekim.................................            1,402        1,402                *
Eric Hodos.........................................            1,406        1,406                *
Alexandra Khokhlov.................................            1,417        1,417                *
Mary Lynn Dougherty................................            1,420        1,420                *
David Biggio.......................................            1,466        1,466                *
David Yalan........................................            1,476        1,476                *
Laura Reese........................................            1,480        1,480                *
Judy Genshino......................................            1,524        1,524                *
Terry Correll......................................            1,526        1,526                *
Andrew Field.......................................            1,537        1,537                *
Joseph Biolsi......................................            1,540        1,540                *
WenFang Lee........................................            1,579        1,579                *
Richard Murray.....................................            1,580        1,580                *
Debra Kriess.......................................            1,620        1,620                *
Emmet Brady........................................            1,645        1,645                *
Jerry Plant........................................            1,722        1,722                *
Tammie Willis......................................            1,742        1,742                *
Derek McMahon......................................            1,752        1,752                *
Peter Lyn..........................................            1,808        1,808                *
Jon Lamphere.......................................            1,809        1,809                *
Ira Katz...........................................            1,841        1,841                *
Timothy Lynch......................................            1,862        1,862                *
Alex Cortizo.......................................            1,932        1,932                *
Nancy Zehmisch.....................................            1,936        1,936                *
Andrew McKinley....................................            1,953        1,953                *
Paul Siem..........................................            1,993        1,993                *
Paul Canates.......................................            2,052        2,052                *
Thomas Reed........................................            2,055        2,055                *
Christian Kebekus..................................            2,070        2,070                *
Ernie Meyer........................................            2,094        2,094                *
Sheryl Orso........................................            2,133        2,133                *

                                                                                        Number of Shares of
                                                        Shares of        Number of      Common Stock/
                                                        Common Stock     Shares to Be   Percentage of Class
                                                        Beneficially     Offered for    to be Owned After the
Name                                                    Owned (1)(2)     Resale         Completion of Offering
----                                                    ------------     ------         ----------------------
Merry Smith........................................            2,134        2,134                *
Keith Richardson...................................            2,170        2,170                *
Lisa Poon..........................................            2,223        2,223                *
Renee Trice........................................            2,351        2,351                *
Bruce Rockwell.....................................            2,392        2,392                *
Anthony Matthews...................................            2,449        2,449                *
Ingram Brett Losner................................            2,523        2,523                *
Janie Dobzanski....................................            2,606        2,606                *
Joseph Thompson....................................            2,650        2,650                *
Gary Mach..........................................            2,792        2,792                *
Ramon Menendez.....................................            3,068        3,068                *
Kyle Tilley........................................            3,103        3,103                *
Robert Carey.......................................            3,200        3,200                *
Josh Edwards.......................................            3,222        3,222                *
Mark Skowronski....................................            3,431        3,431                *
Michael Ettore.....................................            3,431        3,431                *
Elizabeth Keathley.................................            3,456        3,456                *
Paul David Meyer...................................            3,469        3,469                *
Randy Schultz......................................            3,528        3,528                *
Fabien Lapointe....................................            3,549        3,549                *
Andrew MacLean.....................................            3,611        3,611                *
Brenda Eckstein....................................            3,635        3,635                *
Nicholas Halchak...................................            3,690        3,690                *
Michael Bellino....................................            4,129        4,129                *
Matthew Worrell....................................            4,554        4,554                *
Jeffery Meyer......................................            5,008        5,008                *
Jonathan Story.....................................            6,947        6,947                *


+ The number of shares to be offered for resale, if any, will be included in a supplement to this prospectus.

*        Less than 1% of the outstanding common stock

(1) Includes the number of shares subject to purchase pursuant to currently exercisable options or options exercisable within 60 days of July 15, 2001 as follows: Mr. Dunkel, 376,000; Mr. Cocchiaro, 8,467; Mr. Liberatore, 84,973; Mr. Pierce, 4,000; Mr. Sanders, 189,600; Mr. Stanczak, 72,118; Mr. Sutter, 29,253, Mr. Williams, 5,004, Ms. Kelly, 15,030 and Mr. Kelly, 600.

(2) Includes 71,212 shares as to which beneficial ownership is disclaimed as follows: Mr. Dunkel, 31,712 (shares held by current spouse); Mr. Stanczak, 100 (shares held by son); Mr. Cocchiaro, 39,400 (shares held by parents). Also includes 2,942,710 shares as to which voting and/or investment power is shared or controlled by another person and as to which beneficial ownership is not disclaimed, as follows: Mr. Dunkel, 1,269,231 (shares held by former spouse); Mr. Cocchiaro, 78,163 (shares held by family foundation); and Mr. Sutter, 1,595,316 (shares held by Sutter Investments Limited Partnership).

         This offering is not underwritten; neither the selling shareholders nor we have employed an underwriter for the sale of common stock by the selling shareholders. We will bear all expenses in connection with the preparation of this prospectus. The selling shareholders will bear all expenses associated with the sale of the common stock.

                              PLAN OF DISTRIBUTION

         We are registering the shares on behalf of the selling shareholders. References in this section to selling shareholders also include any permitted pledges, donees, or transferees identified in a supplement to this prospectus, if necessary. The common stock covered by this prospectus may be offered and sold from time to time by the selling shareholders in one or more of the following transactions:

         - on any stock exchange on which the shares of common stock may be listed at the time of sale;

         -        in negotiated transactions;

         -        in connection with "short sales";

         -        by pledge to secure debts and other obligations;

         - in connection with the writing of options, in hedge transactions, and in settlement of other transaction in standardized or over-the-counter options;

         -        in a combination of any of the above transactions; or

         - pursuant to Rule 144 under the Securities Act, assuming the availability of an exemption from registration.

         The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices, or at fixed prices.

         Broker-dealers that are used to sell shares will either receive discounts or commissions from the selling shareholders, or will receive commissions from the purchasers for whom they acted as agents.

         The sale of common stock by the selling shareholders is subject to compliance by the selling shareholders with certain provisions of the Plan.

         Any broker-dealer acquiring common stock from the selling shareholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing market prices or at negotiated prices to its customers or a combination of such methods. The selling shareholders and any broker-dealers that act in connection with the sale of the common stock hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the selling shareholders and applicable transfer taxes, are payable by the selling shareholder.

         We have not registered or qualified offers and sales of shares of the common stock under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the selling shareholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling shareholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in a distribution of shares of the common stock may not simultaneously engage in market making activities with respect to such shares of common stock for a period of two to nine business days prior to the commencement of such distribution. In addition, the selling shareholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-2, 10b-6 and 10b-7. Such provisions may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders or any such other person. This may affect the marketability of the common stock and the brokers' and dealers' ability to engage in market making activities with respect to the common stock.

                                  LEGAL MATTERS

         Certain legal matters in connection with the issuance of the shares of common stock offered hereby have been passed upon for Kforce by Holland & Knight LLP, Tampa, Florida.

                                     EXPERTS

         The audited financial statements and schedules as of and for the year ended December 31, 1999, incorporated by reference in this prospectus have been audited by PricewaterhouseCoopers LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of such firm as experts in giving such reports.

         The consolidated financial statements and the related consolidated financial statement schedule as of and for the year ended December 31, 2000, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and has been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We file annual, quarterly, and special reports, proxy statements and other information with the SEC. Those reports, proxy statements, and other information may be obtained:

         - At the Public Reference Room of the SEC, Room 1024 - Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

         - At the public reference facilities at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

         - From the SEC, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

         - At the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005; and

         - From the Internet site maintained by the SEC at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

      Some locations may charge prescribed or modest fees for copies.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

         - Annual Report on Form 10-K/A for the year ended December 31, 2000 (including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement).

         -        Our Quarterly Report on Form 10-Q for the quarter ended March
                  31, 2001.

         -        Our Quarterly Report on Form 10-Q for the quarter ended June
                  30, 2001.

         - The description of our common stock contained in our registration statement on Form 8-A filed on May 8, 1995 under the Exchange Act.

         - The description of our common stock purchase rights contained in our registration statement on Form 8-A filed on November 3, 2000.

         - All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such documents.

         On request we will provide at no cost to each person, including any beneficial owner who receives a copy of this prospectus, a copy of any or all of the documents incorporated in this prospectus by reference. We will not provide exhibits to any such documents, however, unless such exhibits are specifically incorporated by reference into those documents. Written or telephone requests for such copies should be addressed to Kforce's executive offices in Tampa, Florida, Attention: Corporate Secretary.

================================================================================

                                3,000,000 SHARES




                                   KFORCE INC.




                                  COMMON STOCK





                          ----------------------------


                                   PROSPECTUS


                          ----------------------------























                                 AUGUST 23, 2001

================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed with the Securities and Exchange Commission (the "Commission") by the Registrant, pursuant to the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), Commission File No. 0-20658, are incorporated by reference in this Registration Statement:

         (a) The Registrant's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000 (including information specifically incorporated into the Registrant's Form 10-K from the Registrant's definitive Proxy Statement).

         (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

         (c) The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

         (d) The description of the Registrant's common stock contained in its registration statement on Form 8-A filed on May 8, 1995.

         (e) The description of the Registrant's common stock purchase rights contained in its registration statement on Form 8-A filed on November 3, 2000.

         (f) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Registrant is a Florida corporation. The Florida Business Corporation Act, as amended (the "Florida Act"), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided, further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation's articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. Article V of the Registrant's Bylaws provides that the Registrant shall indemnify any director, officer, employee or agent or any former director, officer, employee or agent to the full extent permitted by Florida law. The Registrant has purchased insurance with respect to, among other things, any liabilities that may arise under the statutory provisions referred to above.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         The previously issued securities being registered for reoffer and resale pursuant to the prospectus filed as a part of this Registration Statement were issued by the Registrant pursuant an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended. No form of general solicitation was used in connection with such issuances. Each selling shareholder had access to adequate information before his purchase of stock as a result of a business relationship with the Registrant.

ITEM 8.  EXHIBITS.

         4.1      Kforce Inc. 1999 Employee Stock Purchase Plan.

         5.1      Opinion of Holland & Knight LLP re legality of the Common
                  Stock.

         23.1     Consent of Holland & Knight LLP (included in Exhibit 5.1).

         23.2     Consent of PricewaterhouseCoopers LLP.

         23.3     Consent of Deloitte & Touche LLP.

         24.1     Powers of Attorney (included on signature page).

ITEM 9.  UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 6) or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on August 23, 2001.


                                    Kforce Inc.



                                    By: /s/ William L. Sanders
                                        ----------------------------------------
                                         William L. Sanders
                                         Senior Vice President,
                                         Chief Financial Officer
                                         and Secretary

         KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David L. Dunkel and William L. Sanders, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures                             Title                                            Date
----------                             -----                                            ----


By: /s/ David L. Dunkel                Chief Executive Officer and Director             July 20, 2001
    -------------------------------    (principal executive officer)
      David L. Dunkel


By: /s/ William L. Sanders             Senior Vice President, Chief Financial Officer   July 20, 2001
    -------------------------------    and Secretary (principal financial officer)
      William L. Sanders


By: /s/ David M. Kelly                 Vice President, Chief Accounting Officer         July 20, 2001
    -------------------------------    (principal accounting officer)
      David M. Kelly


By: /s/ John N. Allred                 Director                                         July 20, 2001
    -------------------------------
      John N. Allred


By: /s/ William R. Carey, Jr.          Director                                         July 20, 2001
    -------------------------------
      William R. Carey, Jr.


By: /s/ Richard M. Cocchiaro           Director                                         July 20, 2001
    -------------------------------
      Richard M. Cocchiaro


By: /s/ Todd W. Mansfield              Director                                         July 20, 2001
    -------------------------------
      Todd W. Mansfield


By: /s/ Howard W. Sutter               Director                                         July 20, 2001
    -------------------------------
      Howard W. Sutter


By: /s/ Gordon Tunstall                Director                                         July 20, 2001
    -------------------------------
      Gordon Tunstall


By: /s/ Karl A. Vogeler                Director                                         July 20, 2001
    -------------------------------
      Karl A. Vogeler


By: /s/ Ralph Struzziero               Director                                         July 20, 2001
    -------------------------------
      Ralph Struzziero

                                INDEX TO EXHIBITS

         4.1      Kforce Inc. 1999 Employee Stock Purchase Plan.

         5.1 Opinion of Holland & Knight LLP re legality of the common stock.

         23.1     Consent of Holland & Knight LLP (included in Exhibit 5.1).

         23.2     Consent of PricewaterhouseCoopers LLP.

         23.3     Consent of Deloitte & Touche LLP.

         24.1     Powers of Attorney (included on signature page).